Exhibit 10.13

AMENDMENT TO LETTER OF INTENT

This letter agreement shall serve as an amendment to the letter of intent dated December 14, 2006 (the "Letter of Intent") between Wilson Holdings, Inc. (the “Company”) and Capital Growth Financial, LLC (the “Underwriter”).

In consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Underwriter hereby agree as follows:

1)        All defined terms not otherwise defined herein shall have the meanings ascribed to them in the Letter of Intent.

2)        The reference to the public offering of "Shares" is hereby amended to reflect a public offering of units consisting of one share of common stock and one Class A redeemable five year warrant to purchase one share of common stock (the "Units").

3)        Section 2, paragraph 2 of the Letter of Intent is hereby amended to reflect that the over-allotment period shall be for a period of 30 days from the effective date.

4)        Section 10 of the Letter of Intent is hereby amended to reflect that the Company shall reimburse the Underwriter on a non-accountable basis for expenses in the amount of 1.75% of the gross proceeds of the public offering, not including any Units sold in any over-allotment.

5)        Section 12 of the Letter of Intent is hereby amended to reflect that the underwriting discount shall be 8% of the public offering price of the Units.

6)        The first sentence of Section 13 of the Letter of Intent is hereby amended and restated as follows:

"At the closing of the sale of the Units being offered, the Company will sell to the Underwriter an option (the "Representatives' Option") for $100, entitling the Underwriter to purchase an aggregate of 10% of the number of Units sold in the public offering, not including any Units sold in any over-allotment.  "The option is exercisable at an exercise price equal to 125% of the public offering price of the Units, and the warrants, included in the Units, are exercisable at an exercise price equal to 125% of the exercise price of the warrants in the Units offered to the public.

7)        Section 15, paragraph 2 of the Letter of Intent is hereby amended and restated as follows:

"If the public offering of the Units contemplated by this Letter of Intent does not proceed for any reason, then the provisions of this Letter of Intent shall be null and void except that (i) the Company shall reimburse the Underwriter reasonable out of pocket expenses offset by any advances received by the Underwriter; and (ii) the provisions of paragraphs 2, 3 and 4 of Section 9 and Section 20 shall remain in full force and effect."

8)        All of the remaining terms and conditions of the Letter of Intent, except as modified hereby, shall remain in full force and effect.

The parties have executed this first amendment to the Letter of Intent this ________________, 2007.

CAPITAL GROWTH FINANCIAL, LLC

By:
Alan L. Jacobs
Chairman and Chief Executive Officer

WILSON HOLDINGS, INC.

By:
Print Name:
Title: